Exhibit 21.1

Earth Science Tech, Inc.

List of Subsidiaries

As of March 26, 2019

Entity Name
Earth Science Tech Inc.
Nutrition Empire Co. Ltd.
Cannabis Therapeutics, Inc.
Earth Science Pharmaceutical Inc.
Earth Science Foundation, Inc.